Exhibit 99.1

Eliem Therapeutics Announces the Closing of its Acquisition of Tenet Medicines and Concurrent $120 Million Private Placement

Eliem to focus on advancing TNT119, an anti-CD19 antibody designed to treat a broad range of autoimmune diseases, including systemic lupus erythematosus, immune thrombocytopenia and membranous nephropathy

Post-close cash and cash equivalents of $220 million expected to fund operations into 2027, to enable the potential attainment of key clinical and development milestones for TNT119

Announces the appointments of Dr. Aoife Brennan as President, Chief Executive Officer and Director, and Dr. Jan Hillson as Senior Clinical Advisor; Dr. Stephen Thomas, former Tenet CEO, appointed to Eliem’s Board of Directors

SEATTLE, UNITED STATES and CAMBRIDGE, UNITED KINGDOM —(GLOBE NEWSWIRE) – June 27, 2024 – Eliem Therapeutics, Inc. (Nasdaq: ELYM) (“Eliem”), today announced the closing of its acquisition with Tenet Medicines (“Tenet”). The transaction closed on June 27, 2024. Following the closing, Eliem will focus on developing therapeutics for autoimmune-driven inflammatory diseases, including advancing TNT119, an anti-CD19 antibody designed for a broad range of autoimmune diseases, including systemic lupus erythematosus, immune thrombocytopenia and membranous nephropathy.

Concurrent with the closing of the acquisition, Eliem completed a $120 million private placement of its common stock with a syndicate of new and existing institutional life science investors, including RA Capital Management, Deep Track Capital, Boxer Capital, Janus Henderson Investors, Pontifax and Samsara Biocapital. Following the close of the acquisition and the private placement, Eliem has total cash and cash equivalents of approximately $220 million. Eliem expects this will be sufficient to fund the combined company’s planned operations into 2027 and to enable the potential attainment of key clinical and development milestones for TNT119. Eliem’s stockholders approved the issuance of shares of Eliem common stock in the transactions on June 26, 2024, along with the other proposals presented at the meeting.

“Today marks a transformative milestone for Eliem Therapeutics as we strive to become a leading immunology and inflammation company focused on developing novel treatments for a broad range of autoimmune diseases,” stated Andrew Levin, Executive Chairman of Eliem. “With the concurrent close of our $120 million private placement, we now have a robust balance sheet with approximately $220 million in cash and cash equivalents and are poised to advance the development of TNT119, our lead anti-CD19 antibody, through multiple milestones and for several autoimmune diseases. We look forward to initiating Phase 2 clinical trials of TNT119 later this year.”

Levin continued: “We are also thrilled to welcome Aoife and Jan to Eliem Therapeutics. Throughout our comprehensive search to expand our leadership team, it became evident that Aoife and Jan were the ideal candidates, each with exceptional experiences and impeccable track records to guide Eliem following its successful acquisition of Tenet Medicines. I would also like to welcome Stephen Thomas, the former CEO of Tenet, as a new member of our Board. We all look forward to working with Stephen.”

“I am thrilled to take the role of CEO at Eliem at this exciting time in the Company’s history,” said Dr. Aoife Brennan, CEO of Eliem Therapeutics. “The successful acquisition of Tenet Medicines and our strong balance sheet position us well to maximize the potential of TNT119, our lead anti-CD19 antibody, and to develop novel treatments for a broad range of autoimmune diseases. With a team of dedicated professionals and the support of our investors, I am confident that we can make significant strides in advancing our clinical and development milestones. I look forward to leading Eliem Therapeutics into its next phase of growth and innovation, and most importantly, making a difference in the lives of patients suffering from autoimmune diseases.”

TNT119 is an anti-CD19 antibody designed to achieve broad and deep depletion of pathogenic B-cells with a favorable tolerability profile and convenient dosing regimen with the potential for subcutaneous administration. Following the closing of the acquisition, Eliem’s strategy will be to develop TNT119 for a range of autoimmune-mediated diseases, where it believes CD19-targeted approaches have clear biological rationale, where it can potentially achieve clinical proof-of-concept, and where it can introduce product candidates that can be meaningfully differentiated in the market. TNT119’s lead indication is in systemic lupus erythematosus, the most common type of lupus and an autoimmune disease in which the immune system attacks its own tissue, causing widespread inflammation and tissue damage in affected organs including joints, skin, brain, lungs, kidneys and blood vessels. In systemic lupus erythematosus, the underlying pathology involves the production of autoantibodies by autoreactive B cells and the formation of immune complexes that contribute to inflammation and tissue damage. CD19 is a protein expressed on the surface of these B cells, and it plays a role in B cell activation, proliferation and survival. TNT119 is designed to target and deplete CD19-expressing B cells known to produce autoantibodies, thereby providing a novel approach to the potential treatment of systemic lupus erythematosus. Eliem expects to initiate Phase 2 clinical trials of TNT119 later this year.

Leadership Team and Board of Director Updates

In connection with the closing of the acquisition, Eliem is announcing additions to its executive leadership team with the appointment of Aoife Brennan, M.B., Ch.B., as President and Chief Executive Officer and Jan Hillson, M.D., as Senior Clinical Advisor. Dr. Aoife Brennan and Dr. Stephen Thomas will also join Eliem’s Board of Directors.

Aoife Brennan, M.B., Ch.B.: Dr. Brennan brings to Eliem over 20 years of experience leading drug development organizations across a range of stages and therapeutic areas having most recently served as the President and Chief Executive Officer of Synlogic, a clinical stage biotechnology company developing treatments for rare metabolic diseases based on synthetic biology. In that role, she led the organization from early-stage private company to a late-phase public company with internal GMP manufacturing capabilities, pioneering new regulatory pathways for bacterial therapeutics. She joined Synlogic as Chief Medical Officer in 2016 and was promoted to CEO in October 2018. Prior to Synlogic, Dr. Brennan served as Vice President and Head of the Rare Disease Innovation Unit at Biogen, Inc., where she led the global marketing approvals of ALPROLIX®, ELOCTATE® and SPINRAZA® as well as other early-stage programs. She currently serves as a director of Fibrogen Inc., Cerevance, LLC and Xilio Therapeutics, and previously served as a director of Synlogic from October 2018 to March 2024, and as a director of Ra Pharmaceuticals, Inc. from September 2018 through its acquisition in April 2020. Dr. Brennan holds a medical degree from Trinity College Dublin, Ireland and completed her post-graduate training in internal medicine, endocrinology and metabolism at the Royal College of Physicians in Ireland. She also completed post-doctoral training in clinical research and metabolism at the Beth Israel Deaconess Medical Center in Boston and is a graduate of the Harvard Medical School Scholars in Clinical Science Program.

Jan Hillson, M.D.: Dr. Hillson is a rheumatologist and clinical immunologist with 20 years of experience in academic research, patient care and teaching, and more than 15 years of experience in the biotech industry spanning translational, preclinical, early and late clinical development. Prior to Eliem, Dr. Hillson was a Partner at Cascadia Drug Development Group providing strategic advisory support, including indication prioritization, investment opportunity diligence, and planning and oversight of therapeutic development with a focus in immunology. Dr. Hillson’s experience in the biotechnology industry includes senior clinical development and leadership roles at ZymoGenetics (acquired by Bristol Myers Squibb), Momenta (acquired by Johnson & Johnson), Chemocentryx (acquired by Amgen), Alpine Immune Sciences, and Provention Bio (acquired by Sanofi), where she was responsible for the design and execution of clinical development plans and trials for multiple therapeutic candidates in autoimmune diseases and immunovirology. Dr. Hillson is currently serving on the Board of Directors for Eledon Pharmaceuticals. Dr. Hillson received her M.D. from Stanford School of Medicine, an M.S. from the California Institute of Technology, an M.S. in Marine Chemistry from Scripps Institute of Oceanography, and a B.S. from Michigan State University.

Advisors

Leerink Partners served as the exclusive financial advisor and Wilmer Cutler Pickering Hale and Dorr LLP served as legal counsel to Eliem. Cooley LLP served as legal counsel to Tenet.

About Eliem Therapeutics, Inc.

Eliem Therapeutics, following the close of the acquisition, will be focused on developing therapeutics for autoimmune-driven inflammatory diseases, including advancing TNT119, an anti-CD19 antibody designed for a broad range of autoimmune diseases, including systemic lupus erythematosus, immune thrombocytopenia and membranous nephropathy.

https://eliemtx.com/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: future expectations, plans and prospects for Eliem following the consummation of the acquisition of Tenet by Eliem; the anticipated benefits of the acquisition; the strategy, anticipated milestones and key inflection points of the combined company; the anticipated use of proceeds of the private placement; the anticipated cash runway of the combined company; expectations regarding TNT119’s therapeutic benefits, clinical potential and clinical development, and anticipated timelines for initiating clinical trials of TNT119, including initiating Phase 2 clinical trials for the treatment of SLE and ITP in the second half of 2024; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “will,” “working” and similar expressions. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. Eliem may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with: the ability of Eliem to timely and successfully achieve or recognize the anticipated benefits of the acquisition; the outcome of any legal proceedings that are instituted against Eliem or Tenet relating to the acquisition and related transactions; costs related to the acquisition, including unexpected costs, charges or expenses resulting from the acquisition; changes in applicable laws or regulation; the possibility that the combined company may be adversely affected by other economic, business and/or competitive factors; competitive responses to the transactions; Eliem’s ability to advance TNT119 and/or its other product candidates on the timelines expected or at all and to obtain and maintain necessary approvals from the U.S. Food and Drug Administration and other regulatory authorities; obtaining and maintaining the necessary approvals from investigational review boards at clinical trial sites and independent data safety monitoring board; replicating in clinical trials positive results found in early-stage clinical trials of TNT119; competing successfully with other companies that are seeking to develop treatments for systemic lupus erythematosus, immune thrombocytopenia, membranous nephropathy and other autoimmune driven inflammatory diseases; maintaining or protecting intellectual property rights related to TNT119 and/or its other product candidates; managing expenses; raising the substantial additional capital needed, on the timeline necessary, to continue development of TNT119 and other product candidates Eliem may develop; and achieving Eliem’s other business objectives. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Eliem’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Eliem’s most recent filings with the SEC. In addition, the forward-looking statements included in this press release represent Eliem’s views as of the date hereof and should not be relied upon as representing Eliem’s views as of any date subsequent to the date hereof. Eliem anticipates that subsequent events and developments will cause Eliem’s views to change. However, while Eliem may elect to update these forward-looking statements at some point in the future, Eliem specifically disclaims any obligation to do so.

Investors

Chris Brinzey

ICR Westwicke

chris.brinzey@westwicke.com

339-970-2843